Exhibit 99.1

Rain Oncology Provides Company Update and Outlines Strategic Priorities of Milademetan Clinical Programs

– Company plans to suspend enrollment in the ongoing milademetan Phase 2 MANTRA-2 basket trial and terminate plans for its Phase 1/2 MANTRA-4 combination trial –

– Evaluation of outcomes from the MANTRA Phase 3 milademetan trial in dedifferentiated liposarcoma (DD LPS) are ongoing with data and findings to be presented at a medical conference in 4Q23 –

– Company continuing to evaluate opportunities for expansion of its pipeline across precision oncology strategies –

– Overall workforce reduction of approximately 65% of the Company’s employees; with a transition of Chief Medical Officer (CMO) responsibilities –

– Year-end 2023 cash guidance of $75-80mm, with cash runway to year-end 2026 –

NEWARK, Calif., May 30, 2023 – Rain Oncology Inc. (NasdaqGS: RAIN), (Rain), a clinical stage company developing precision oncology therapeutics today announced an update to its clinical strategy for milademetan, its small molecule inhibitor of the MDM2-p53 complex, to optimize Company resources. The Company is focused on reducing its cash burn with the expectation to extend cash runway to year-end 2026.

“We are working diligently, as additional information continues to come in, to analyze and understand the outcomes in the Phase 3 MANTRA study in DD LPS,” said Avanish Vellanki, co-founder and chief executive officer of Rain. “It is imperative we understand those outcomes before allocating further capital to the milademetan program, with corporate expenses to be greatly reduced to maximize optionality for Rain. In the near-term, Rain plans to suspend enrollment in our Phase 2 MANTRA-2 basket trial and terminate plans to initiate the planned Phase 1/2 MANTRA-4 combination trial.”

Mr. Vellanki continued, “Rain will make meaningful reductions in our workforce. It was the tremendous effort of our Rain colleagues that allowed us to execute on MANTRA ahead of schedule despite the extreme pressures of the pandemic. I want to sincerely thank every Rain colleague who has been impacted by this realignment. Their contributions have, without a doubt, brought us closer to better understanding the milademetan program, and towards Rain achieving its mission for patients.”

The Company thanks Dr. Richard Bryce, MBCHB, MRCGP, MFPM, Rain’s CMO, for his tremendous efforts with the MANTRA study, and notes a planned transition from CMO to an ongoing advisory role, with Rain’s cofounder, President and chief scientific officer, Dr. Robert Doebele, MD, PhD, to assume the role of CMO.

Strategic Update Summary:

•	Continue evaluation of the totality of the pivotal Phase 3 MANTRA data

•	Planned data presentation at a medical conference in 4Q 2023

•	Suspend enrollment of additional patients into the MANTRA-2 MDM2 amplified basket study

•	Planned MANTRA-2 clinical update at a medical conference in 4Q 2023

•	Terminate plans for the MANTRA-4 clinical study in patients with CDKN2A-loss, p53 wildtype advanced solid tumors

•	Evaluate avenues to enhance the pipeline through precision oncology program acquisition

•	Streamline internal resources to execute on realigned strategy

•	Reducing full-time employees by approximately 65%, combined with careful workforce management, including employee attrition

•	Transitioning CMO responsibilities from Dr. Richard Bryce to Dr. Robert Doebele

•	Year-end 2023 cash guidance of $75-$80 million, and cash runway to year-end 2026

About Milademetan

Milademetan (also known as RAIN-32) is an oral small molecule inhibitor of the MDM2-p53 complex that reactivates p53. Milademetan has demonstrated antitumor activity in an MDM2-amplified subtype of liposarcoma (LPS) and other solid tumors in a Phase 1 clinical trial. Rain has recently announced topline data of its Phase 3 trial of milademetan (MANTRA) in patients with LPS. Milademetan has received Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LPS.

About Rain Oncology Inc.

Rain Oncology Inc. is a late-stage precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. This approach includes using a tumor-agnostic strategy to select patients based on their tumors’ underlying genetics rather than histology. Rain’s product candidate, milademetan, is a small molecule, oral inhibitor of the MDM2-p53 complex that reactivates p53.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, Rain’s clinical strategy, the therapeutic potential of the reactivation of p53 and a potential path forward for milademetan. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rain’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rain’s business in general and limited operating history, Rain’s ability to execute on its strategy; the results of preclinical and clinical studies; the FDA regulatory process; positive results from a clinical trial may not necessarily be predictive of the results of future or ongoing clinical studies; the sufficiency of Rain’s capital resources and its ability to successfully manage its cash resources; and the other risks described in Rain’s Annual Report on Form 10-Q for the quarter ended March 31, 2023 and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rain undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Media Contact

Jordyn Temperato

LifeSci Communications

jtemperato@lifescicomms.com

Investor Contact

Dan Ferry

LifeSci Advisors

+1.617.430.7576

daniel@lifesciadvisors.com